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                                 EXHIBIT (99)
                      PRESS RELEASE DATED MARCH 24, 1998




                                                                    NEWS RELEASE
Contact

Martha A. Buckley                       JoAnn P. Huston
Director, Corporate Communications      Manager, Investor Relations
610-722-3511                            610-722-3513



                  UNISOURCE TO EXPAND SCOPE OF STREAMLINING
              COMPANY EXPECTS EARNINGS BELOW CONSENSUS ESTIMATES


     BERWYN, PENNSYLVANIA -- MARCH 24, 1998 -- Unisource Worldwide, Inc. (NYSE:UWW) announced today it has substantially completed the initial phase of its streamlining analysis. Based on its findings, the company has now significantly expanded the scope of the project and has engaged Coopers & Lybrand Consulting to assist in designing its new organizational structure. The analysis is expected to be completed by June 30 and the plan substantially implemented by the end of the calendar year.

     "The analysis of our underperforming and overlapping locations is nearly complete," commented Ray B. Mundt, chairman and chief executive officer of Unisource. "At this point, it seems likely that we will expand the number of facilities to be impacted to seventy or more. More importantly, however, the work we have done to date has highlighted opportunities for far more fundamental change in our organization than originally addressed. As a result, we are expanding our scope to examine every business process, including purchasing, sales, marketing, customer service, logistics and administrative services. Our goal is to establish a profitable core of business and grow from that base."

     On January 21, 1998, Unisource announced its intention to improve its returns to shareholders by streamlining the organization. The steps outlined included closing or consolidating underperforming and overlapping locations, moving away from its regional organizational structure and implementing more

                                    -more-
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consistent business practices across the company. At the time, the company said the moves would impact as many as 50 locations and that it would take a charge in the range of $55 million to $70 million in the second fiscal quarter, which ends March 31.

     "Coopers & Lybrand Consulting has been effective in driving profound and successful change at other organizations," Mundt said, "and we believe their assistance will ensure the optimum organizational and cost structure to support profitable growth." Coopers has said that it will take approximately twelve weeks to complete its assessment and develop recommendations. Mundt indicated that the company will implement a new organizational structure and common business practices after Coopers has completed its study. The company now expects to adopt its plan and record the special charge to earnings in the second half of fiscal 1998; the charge may be greater than previously announced.

     Mundt reiterated that this is a transition year for Unisource and that, under the circumstances, it is difficult for the company to provide detailed earnings guidance. He did state, however, that the company's results to date indicate that its performance for the quarter and for the year will be substantially below consensus estimates.

     "Because we are extremely confident of the company's long-term prospects for profitable growth following our restructuring, we remain totally committed to our dividend," Mundt said. "The changes we are making will allow Unisource to provide cost-effective service to our customers, along with consistent growth and increased value for our shareholders in the years ahead."

     Unisource Worldwide, Inc. (http://www.unisourcelink.com), headquartered in Berwyn, Pennsylvania, is the largest marketer and distributor of paper products and supply systems in North America, with revenues in excess of $7 billion.

     This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control which may cause the actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements.
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